Exhibit 99.1

BEST ENERGY SERVICES ANNOUNCES ELECTION OF NEW DIRECTOR

AND APPOINTMENT OF NEW PRESIDENT AND COO

HOUSTON, TEXAS: FEBRUARY 1, 2010 – (PR NEWSWIRE) –Best Energy Services, Inc. (OTCBB: BEYS) announced today the appointment of Eugene Allen as its President and Chief Operating Officer.  A second generation oilman with over 40 years of hands-on experience in the oil and gas industry, Mr. Allen was previously General Manager of Best Well Services, Inc., a subsidiary of Best Energy based in Liberal, Kansas (“BWS”) where he has been employed for the past 16 years. Mr. Allen will continue his role coordinating and executing the operations of BWS and will also oversee the orderly liquidation of non-strategic assets from Best Energy’s discontinued business units. Before joining BWS in 1994, Mr. Allen worked at Pool Well Service, Pride Petroleum and KMA Well Service. Mr. Allen succeeds Tony Bruce, who founded BWS in 1991. Mr. Bruce has retired from his position as President and COO of Best Energy and resigned his position as a director of Best Energy in connection with his retirement under his contract with Best.  The Company has no immediate plans to fill the Board seat vacancy created by Mr. Bruce’s resignation, leaving the Company with a total of four directors.

Commenting on the appointment of Mr. Allen, Mark Harrington, Best Energy’s Chairman and CEO stated, “It has been a genuine pleasure to get to know Eugene and work closely with him over the past 16 months. Eugene has a true grasp on the success metrics needed for Best Well Services and is expected to contribute significantly to Best Energy’s growth in the future.” Mr. Harrington continued, “On behalf of the Board and shareholders of Best Energy, I want to thank Tony Bruce for all his help over the past year. We were faced with daunting challenges and Tony’s wisdom and experience was very helpful during that difficult period. The exceptional operating efficiencies and safety record of Best Well Services are a continuing tribute to the fine group of people Tony attracted to Best Well Services over the years, not the least of whom is Eugene.”

Best Energy also announced the election of David Voyticky to the Best Energy Board of Directors. Mr. Voyticky has over fifteen years of domestic and international M&A, restructuring and financing experience derived from serving as vice president with Goldman Sachs and Houlihan Lokey in Los Angeles and as an associate with J.P. Morgan in London and New York.  During that period, he advised public and private domestic and multinational corporations and financial sponsors on mergers, acquisitions, divestitures, joint ventures, cross-border transactions, anti-raid (defense) preparation and capital-raising activities.  Mr. Voyticky has served as a lead advisor for companies across a broad spectrum of industries including, telecommunications, media and entertainment, transportation/logistics, commercial finance, insurance, healthcare, consumer products, real estate, hospitality and leisure.  He has provided strategic advice to clients such as The Walt Disney Company, Infoseek, Airborne, Fleetwood, QAD, Alexander and Baldwin, Davis Oil, Cushman and Wakefield, Day Runner, SAFECO, VCA Antech, Tooley& Co., Motel 6, and The Port Authority of NY and NJ.  Mr. Voyticky has managed merger transactions broadly ranging from $25 million to $8 billion, with an aggregate consideration over $20 billion, and debt and equity financings totaling over $5 billion.

Mr. Voyticky designed and was a founding partner of Red Mountain Capital Partners, which is a private equity group with a focus that combines “pro-active” public market investing with going-private opportunities.  Mr. Voyticky also was a partner in the $300 million re-launch of Chapman Capital L.L.C., an activist hedge fund focused on the publicly traded middle market companies.

Mr. Voyticky is currently serving as an independent consultant to companies in the middle market on value maximization strategies.  As part of this focus, Mr. Voyticky provides strategic and capital markets advice to high growth businesses.

Mr. Voyticky earned a J.D. and a M.B.A degree from the University of Michigan and a Masters in International Policy and Economics from the Ford School at the University of Michigan.  He also earned a Bachelor of Arts in Philosophy from Pomona College.  He has served as a member of the Investment Committee of Scripps College since 2005.

Mr. Voyticky fills the Board seat formerly held by Mr. Larry Hargrave who recently tendered his resignation from the Board of Best Energy to pursue other interests more fully.

Commenting on the election of Mr. Voyticky, Mark Harrington, Best’s Chairman and CEO stated, “We are very pleased to have attracted an individual of David’s high caliber to our Board. It has been an objective of ours to strengthen the Board of Best Energy, and David’s election adds meaningfully to our Board’s skill set. Best Energy is truly fortunate to have the depth of people and talent we now have on our Board as well as in the field. At the end of the day, it is always the people who drive success.”

About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading well service/workover provider in the Hugoton Basin., For more information, please visit www.BEYSinc.com.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995 and, as such, are subject to substantial uncertainties and risks that may cause actual results to materially differ from projections. Although the Company believes that the expectations expressed herein are based on reasonable assumptions within the bounds of the Company’s knowledge of its businesses, operations, business plans, budgets and internal financial projections, there can be no assurance that actual results will not differ materially from the expectations expressed herein. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to (i) properly execute its business model, (ii) raise additional capital to sustain its business model, (iii) attract and retain personnel, including highly qualified executives, management and operational personnel, (iv) negotiate favorable current debt and future capital raises, (v) manage the inherent risks associated with operating a diversified business to achieve and maintain positive cash flow and net profitability, and (vi) get back into compliance, and remain in compliance, with its current senior secured credit facility with PNC Bank, N.A. as well as the other risks detailed from time to time in the SEC reports of Best Energy Services, Inc., including its annual report on Form 10-K/A for the transition period from February 1, 2008 to December 31, 2008 and its quarterly reports on Form 10-Q for the three months ended March 31, 2009, June 30, 2009 and September 30, 2009. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.  The forward-looking statements made herein speak only as of the date hereof and Best Energy disclaims any obligation to update these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT
Mr. Dennis Irwin
Best Energy Services, Inc
713-933-2600